Press Release
For Immediate Release

Contact:  D. Linn Wiley
     President and CEO
     (909) 980-4030

CVB Financial Corp. Reports Record Second Quarter Results

Ontario, CA, July 20, 2005-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced record financial results for the second quarter of 2005. This included record deposits, record loans and record earnings from operations. It was the strongest second quarter in the history of the Company.

Net Income

CVB Financial Corp. reported net income of $17.5 million for the second quarter ending June 30, 2005. This represents an increase of $27,000, or 0.15%, when compared with the $17.5 million in net earnings reported for the second quarter 2004. Diluted earnings per share were $0.28 for the second quarter of 2005. This was down $0.01, or 3.57%, when compared with earnings per share of $0.29 for the second quarter of 2004.

Net income for the second quarter of 2005 produced a return on beginning equity of 21.62%, a return on average equity of 21.30% and a return on average assets of 1.47%. The efficiency ratio for the second quarter of 2005 was 47.27%, and operating expenses as a percentage of average assets were 1.96%.

Net income from operations, before gains and losses on the sale of securities, was $17.5 million for the second quarter of 2005. This represents an increase of $3.4 million, or 24.43%, over the $14.1 million in net income from operations, before gains and losses on the sale of securities, in the second quarter of 2004. Net income from operations for the second quarter of 2005 produced a return on beginning equity of 21.66%, a return on average equity of 21.34% and a return on average assets of 1.47%. The efficiency ratio on this basis was 47.23%, and operating expenses as a percentage of assets was 1.96%.

Net income for the six months ending June 30, 2005 was $35.2 million. This represents an increase of $7.7 million, or 27.82%, when compared with net earnings of $27.5 million for the same period of 2004. Diluted earnings per share were $0.57. This was up $0.12, or 26.67%, from diluted earnings per share of $0.45 for the same period last year.

Net income for the six months ending June 30, 2005 produced a return on beginning equity of 22.34%, a return on average equity of 21.58 and a return on average assets of 1.52%. The efficiency ratio for the six-month period was 45.22%, and operating expenses as a percentage of average assets were 1.91%.

Net income from operations, before gains and losses on the sale of securities and the recovery of the settlement of a possible robbery loss in the first quarter of 2005, was $33.5 million. This represents an increase in net income from operations for the first six months of 2005 of $5.3 million, or 18.62%. This is an increase over the $28.2 million in net income before gains and losses on the sales of securities and the other-than-temporary impairment write-down in the first six months of 2004. As a result, the net income for the first six months of 2005, without the gains/losses on sales of securities and the settlement of robbery loss, would have produced a return on beginning equity of 21.28%, a return on average equity of 20.55% and a return on average assets of 1.45%. The efficiency ratio for the first six months of 2005 would have been 47.87%, and operating expenses as a percentage of average assets would have been 2.02%.

Net Interest Income and Net Interest Margin

Net interest income totaled $42.2 million for the second quarter of 2005. This represented an increase of $6.3 million, or 17.63%, over the net interest income of $35.9 million for the second quarter of 2004. This increase resulted from a $13.6 million increase in interest income which was partially offset by a $7.3 million increase in interest expense. The increase in interest income was primarily due to the growth in average earning assets and the increase in interest rates. The increase in interest expense was due to the increases in deposit rates and borrowed funds.

Net interest margin (tax equivalent) increased slightly from 3.91% for the second quarter of 2004 to 3.95% for the second quarter of 2005. Total average earning asset yields have increased from 5.01% for the second quarter of 2004 to 5.54% for second quarter of 2005. The cost of funds has increased from 1.64% for the second quarter of 2004 to 2.34% for the second quarter of 2005. This increase in the net interest margin is a result of strong growth in the balance sheet and the recent increases in interest rates. The Company has approximately $1.39 billion, or 46.61%, of its deposits in interest free demand deposits. The Company believes its deposit base should position it well for a rising interest rate environment.

Net interest income totaled $83.2 million for the six months ending June 30, 2005. This represents an increase of $11.7 million, or 16.38%, over the net interest income of $71.5 million for the same period in 2004. This increase resulted from a $23.7 million increase in interest income which was partially offset by a $12.0 million increase in interest expense. The increase in interest income was primarily due to the growth in average earning assets and an increase in interest rates. The increase in interest expense was due to the increases in deposit rates and borrowed funds.

Net interest margin (tax equivalent) decreased slightly from 3.97% for the first six months of 2004 to 3.96% for the first six months of 2005. Total average earning asset yields have increased from 5.07% for the first six months of 2004 to 5.47% for the first six months of 2005. The cost of funds has increased from 1.65% for the first six months of 2004 to 2.23% for the first six months of 2005. This slight decrease in net interest margin has been mitigated by the strong growth in the balance sheet.

Balance Sheet

The Company reported total assets of $4.81 billion at June 30, 2005. This represented an increase of $447.8 million, or 10.26%, over total assets of $4.36 billion on June 30, 2004. Earning assets totaling $4.49 billion were up $459.4 million, or 11.39%, when compared with earning assets of $4.03 billion as of June 30, 2004. Deposits of $2.99 billion grew $160.9 million, or 5.68%, from $2.83 billion for the same period of the prior year. Demand deposits of $1.39 billion jumped $103.6 million, or 8.02%, from $1.29 billion. Gross loans and leases of $2.30 billion on June 30, 2005 rose $357.2 million, or 18.42%, from $1.94 billion on June 30, 2004.

Total assets of $4.81 billion as of June 30, 2005 reflect an increase of $300.8 million, or 6.67%, over total assets of $4.51 billion on December 31, 2004. Earning assets of $4.49 billion were up $236.1 million, or 5.55%, over the total earning assets of $4.26 billion on December 31, 2004. Deposits of $2.99 billion on June 30, 2005 grew $117.5 million, or 4.09%, from $2.88 billion as of December 31, 2004. Demand deposits of $1.39 billion were up $72.6 million, or 5.49%, from $1.32 billion. Gross loans and leases of $2.30 billion increased $156.1 million, or 7.29%, from $2.14 billion on December 31, 2004. Total equity of $336.8 million on June 30, 2005 was up $19.4 million, or 6.10%, from $317.5 million as of December 31, 2004.

Investment Securities

Investment securities totaled $2.15 billion as of June 30, 2005. It represents an increase of $84.7 million, or 4.09%, when compared with the $2.07 billion in investment securities as of June 30, 2004. This represents an increase of $69.8 million, or 3.35%, when compared with $2.09 billion in investment securities as of December 31, 2004.

Wealth Management Group

The Wealth Management Group has over $2.1 billion in assets under administration. They provide trust, investment and brokerage related services.

Loan and Lease Quality

CVB Financial Corp reported zero non-performing assets as of June 30, 2005. The allowance for loan and lease losses was $24.1 million as of June 30, 2005. This represents 1.05% of gross loans and leases. It compares with an allowance for loan and lease losses of $22.5 million, or 1.05% of gross loans and leases on December 31, 2004. The increase was primarily due to the allowance for loan and lease losses acquired from Granite State Bank of $756,000 and the net recoveries of $877,000 during the first six months of 2005. Non-performing assets were $2,000 as of December 31, 2004.

The Company has not made a provision for loan and lease losses since 2001 due to the high quality of its loan portfolio. This has been the case even though loans increased from $2.14 billion as of December 31, 2004 to $2.30 billion as of June 30, 2005. Recoveries of $1.0 million more than offset charge offs of $133,000 during the first six months of 2005.

Other Items in 2005

On February 25, 2005, the Company acquired 100% of the stock of Granite State Bank. The merger agreement provides for Granite State Bank to merge with and into Citizens Business Bank. Citizens Business Bank represents the continuing operation.

On May 2, 2005, Citizens Business Bank opened its 40th business financial center in the Central Valley city of Madera.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California. It serves 33 cities with 40 business financial centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Its subsidiary, Golden West Financial Services, provides vehicle leasing, equipment leasing and real estate loan services.

For the third consecutive year, CVB Financial Corp. will receive the KBW Honor Roll award at the Annual Community Bank Investor Conference hosted by Keefe, Bruyette & Woods, Inc. in New York on July 25, 26, and 27, 2005. The Company was also recognized as a SmAll-Star by Sandler O’Neill and named on the FPK Honor Roll by Fox-Pitt, Kelton.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from the projected. In addition, these forward-looking statements relate to the Company’s current expectations regarding future operating results. Such issues and uncertainties include impact of changes in interest rates, a decline in economic conditions and increased competition among financial services providers. For a discussion of other factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of CVB Financial Corp., including its Annual Report on Form 10-K for the year ended December 31, 2004, and particularly the discussion on risk factors within that document. The Company does not undertake any, and specifically, disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

CVB FINANCIAL CORP. CONSOLIDATED BALANCE SHEET (unaudited) dollars in thousands
	June 30,		December 31,
	2005	2004	2004
Assets:
Investment Securities available-for-sale	$2,154,809	$2,070,091	$2,085,014
Investment in stock of Federal Home Loan Bank (FHLB)	65,439	45,919	53,565
Loans and lease finance receivables	2,296,135	1,938,960	2,140,074
Less allowance for credit losses	(24,127)	(22,140)	(22,494)

Net loans and lease finance receivables	2,272,008	1,916,820	2,117,580

Total earning assets	4,492,256	4,032,830	4,256,159
Cash and due from banks	128,577	164,988	84,400
Premises and equipment, net	39,596	29,607	33,508
Goodwill and intangibles	42,386	26,308	25,716
Cash value of life insurance	70,598	66,262	68,233
Other assets	38,441	44,027	42,995

TOTAL	$4,811,854	$4,364,022	$4,511,011

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,394,898	$1,291,278	1,322,255
Investment Checking	248,726	227,269	258,636
Savings/MMDA	838,657	805,390	813,983
Time Deposits	510,255	507,666	480,165

Total Deposits	2,992,536	2,831,603	2,875,039
Demand Note to U.S. Treasury	5,079	2,431	6,453
Borrowings	1,352,000	1,119,700	1,186,000
Junior Subordinated Debentures	82,476	82,476	82,476
Other liabilities	42,908	46,956	43,560

Total Liabilities	4,474,999	4,083,166	4,193,528
Stockholders' equity:
Stockholders' equity	333,552	283,726	308,591
Accumulated other comprehensive income
(loss), net of tax	3,303	(2,870)	8,892

	336,855	280,856	317,483

TOTAL	$4,811,854	$4,364,022	$4,511,011

CVB FINANCIAL CORP. CONSOLIDATED AVERAGE BALANCE SHEET (unaudited) dollars in thousands
	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Assets:
Federal funds sold and reverse repos	$--	$264	$--	$571
Investment securities available-for-sale	2,184,318	1,921,402	2,158,534	1,904,568
Investment in stock of Federal Home Loan Bank (FHLB)	63,581	43,093	59,436	41,341
Loans and lease finance receivables	2,202,295	1,848,755	2,151,089	1,807,735
Less allowance for credit losses	(24,024)	(22,137)	(23,592)	(21,935)

Net loans and lease finance receivables	2,178,271	1,826,618	2,127,497	1,785,800

Total earning assets	4,426,170	3,791,377	4,345,467	3,732,280
Cash and due from banks	124,058	115,656	121,051	111,967
Premises and equipment, net	38,140	29,925	36,276	30,322
Goodwill and intangibles	43,090	26,429	34,464	26,582
Cash value of life insurance	70,536	66,050	69,779	50,222
Other assets	81,338	73,826	61,339	63,200

TOTAL	$4,783,332	$4,103,263	$4,668,376	$4,014,573

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,375,603	$1,192,256	$1,356,372	$1,147,478
Interest-bearing	1,608,114	1,528,356	1,599,649	1,532,785

Total Deposits	2,983,717	2,720,612	2,956,021	2,680,263
Other borrowings	1,344,502	949,134	1,271,302	907,654
Junior Subordinated Debentures	82,476	82,476	82,476	82,476
Other liabilities	43,565	46,589	29,828	45,101

Total Liabilities	4,454,260	3,798,811	4,339,627	3,715,494
Stockholders' equity:
Stockholders' equity	339,071	281,084	329,460	278,720
Accumulated other comprehensive income
(loss), net of tax	(9,999)	23,368	(711)	20,359

	329,072	304,452	328,749	299,079

TOTAL	$4,783,332	$4,103,263	$4,668,376	$4,014,573

CVB FINANCIAL CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (unaudited) dollar amounts in thousands, except per share
	For the Three Months Ended June30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Interest Income:
Loans, including fees	$35,619	$27,136	$68,312	$53,386
Investment securities:
Taxable	19,559	15,659	38,738	31,387
Tax-advantaged	4,798	3,656	8,885	7,626

Total investment income	24,357	19,315	47,623	39,013
Federal funds sold	97	1	135	3

Total interest income	60,073	46,452	116,070	92,402
Interest Expense:
Deposits	6,247	3,605	11,309	7,288
Borrowings and junior subordinated debentures	11,589	6,940	21,587	13,644

Total interest expense	17,836	10,545	32,896	20,932

Net interest income before provision for credit losses	42,237	35,907	83,174	71,470
Provision for credit losses	--	--	--	--

Net interest income after
provision for credit losses	42,237	35,907	83,174	71,470
Other Operating Income:
Service charges on deposit accounts	3,252	3,512	6,293	7,305
Wealth Management services	1,039	1,111	2,271	2,274
Gain/(Loss) on sale of investment securities	(46)	5,212	(46)	5,212
Other-than-temporary impairment write down	--	--	--	(6,300)
Other	3,048	2,175	5,853	4,301

Total other operating income	7,293	12,010	14,371	12,792
Other operating expenses:
Salaries and employee benefits	13,142	11,610	26,288	23,352
Occupancy	1,959	1,907	3,957	3,680
Equipment	2,112	1,855	3,856	3,711
Professional services	1,195	1,001	2,220	2,122
Amortization of intangible assets	588	296	885	592
Other	4,419	4,335	6,906	9,052

Total other operating expenses	23,415	21,004	44,112	42,509

Earnings before income taxes	26,115	26,913	53,433	41,753
Income taxes	8,637	9,462	18,254	14,230

Net earnings	$17,478	$17,451	$35,179	$27,523

Basic earnings per common share	$0.28	$0.29	$0.57	$0.46

Diluted earnings per common share	$0.28	$0.29	$0.57	$0.45

Cash dividends per common share	$0.11	$0.12	$0.22	$0.24

All per share information has been retroactively adjusted to reflect the 5 or 4 stock split declared on December 29, 2004.

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (unaudited)
	Three Months Ended June30,		Six Months Ended June 30,
	2005	2004	2005	2004
Interest income - (Tax Effective)(te)	$61,610	$47,624	$118,923	$94,858
Interest Expense	17,836	10,545	32,896	20,932

Net Interest income - (te)	$43,774	$37,079	$86,027	$73,926

Other-than-temporary impairment write-down	$0	$0	$0	$(6,300)
Return on average assets	1.47%	1.71%	1.52%	1.38%
Return on average equity	21.30%	23.05%	21.58%	18.51%
Efficiency ratio	47.27%	43.83%	45.22%	50.45%
Net interest margin (te)	3.95%	3.91%	3.96%	3.97%
Weighted average shares outstanding
Basic	62,045,450	60,477,926	61,243,226	60,474,768
Diluted	62,685,994	61,203,345	61,963,264	61,218,938
Dividends declared	$6,716	$5,836	$13,491	$11,642
Dividend payout ratio	38.43%	33.44%	38.35%	42.30%
Number of shares outstanding-EOP	61,068,798	60,464,579
Book value per share	$5.52	$4.64
	June30,
	2005	2004

Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$0	$1,455
Loans past due 90 days or more
and still accruing interest	--	--
Restructured loans	--	--
Other real estate owned (OREO), net	--	--

Total non-performing assets	$0	$1,455

Percentage of non-performing assets
to total loans outstanding and OREO	0.00%	0.08%
Percentage of non-performing
assets to total assets	0.00%	0.03%
Non-performing assets to
allowance for loan losses	0.00%	6.57%
Net Charge-off (Recovered) to Average loans	(0.07%)	(0.05%)
Allowance for Credit Losses:
Beginning Balance	$22,494	$21,282
Total Loans Charged-Off	(133)	(476)
Total Loans Recovered	1,010	1,334
Acquisition of Granite State Bank	756

Net Loans Recovery (Charged-Off)	1,633	858
Provision Charged to Operating Expense	--	--

Allowance for Credit Losses at End of period	$24,127	$22,140

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (in thousands, except per share data (unaudited)
	2005		2004		2003
Quarter End	High	Low	High	Low	High	Low
March 31,	$21.30	$17.60	$17.04	$15.13	$18.50	$14.10
June 30,	$20.21	$17.00	$17.56	$15.72	$16.06	$14.07
September 30,	--	--	$18.70	$16.16	$15.69	$13.35
December 31,	--	--	$22.34	$17.80	$15.87	$13.94
Quarterly Consolidated Statements of Income
		2Q 2005	1Q 2005	4Q 2004	3Q 2004	2Q 2004
Interest income
Loans, including fees		$35,619	$32,693	$31,095	$30,061	$27,136
Investment securities and federal funds sold		24,454	23,303	22,184	21,960	19,316

		60,073	55,996	53,279	52,021	46,452
Interest expense
Deposits		6,247	5,061	4,356	3,863	3,605
Other borrowings		11,589	9,998	9,183	8,182	6,940

		17,836	15,059	13,539	12,045	10,545
Net interest income before
provision for credit losses		42,237	40,937	39,740	39,976	35,907
Provision for credit losses		--	--	--	--	--

Net interest income after
provision for credit losses		42,237	40,937	39,740	39,976	35,907
Non-interest income		7,293	7,079	7,596	7,519	12,010
Non-interest expenses		23,415	20,697	25,462	21,752	21,004

Earnings before income taxes		26,115	27,319	21,874	25,743	26,913
Income taxes		8,637	9,618	4,986	8,668	9,462

Net earnings		$17,478	$17,701	$16,888	$17,075	$17,451

Basic earning per common share		$0.28	$0.29	$0.28	$0.28	$0.29
Diluted earnings per common share		$0.28	$0.29	$0.28	$0.28	$0.29
Cash dividends per common share		$0.11	$0.11	$0.11	$0.13	$0.12
Dividends Declared		$6,716	$6,775	$6,733	$6,293	$5,836

Financial Measures That Supplement GAAP

Our discussions sometimes contain financial information not required to be presented by generally accepted accounting principles (GAAP). We do this to better inform readers of our financial statements. The SEC requires us to present a reconciliation of GAAP

The following table reconciles the differences in net earnings with and without the settlement of robbery loss, gain/loss on sale of securties and the other-than-temporary impairment write down in conformity with GAAP.

Net Earnings Reconciliation (non-GAAP disclosure):	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Net earnings without the gains/(loss) on sales of securities, the settlement of robbery loss and other-than-temporary impairment write-down
	$17,508	$14,071	$33,497	$28,240

Settlement of robbery loss, net of tax	--	--	1,712	--
Gain/(Loss) on Sale of Securities, net of tax	(30)	3,380	(30)	3,436
Other-than-temporary impairment write-down, net of tax	--	--	--	(4,153)

Reported net earnings	$17,478	$17,451	$35,179	$27,523

Settlement of robbery loss	$--	$--	$2,600	$--
Gain/(Loss) on Sale of Securiites	(46)	5,212	(46)	5,212
Other-than-temporary impairment write-down	--	--	--	(6,300)
Tax effect	16	(1,832)	(872)	371

Net of taxes	$(30)	$3,380	$1,682	$(717)

We have presented net earnings without the settlement of robbery loss, gain/loss on sale of securities and other-than-temporary impairment write-down on investment securities to show shareholders the earnings from operations unaffected by the impact of these items. We believe this presentation allows the reader to more easily assess the results of the Company's operations and business.

Ratios Reconciliation (non-GAAP disclosure):

The following table reconciles the differences in ratios with and without the settlement of robbery loss, the other-than-temporary impairment write down on investment securities and the net gain/loss on sale of securities in conformity with GAAP.

	Ratios Reconciliation For the Three Months Ended June 30,			Ratios Reconciliation For the Three Months Ended June 30,
	2005			2004
	Without net loss on sale of securities	Net loss on securities	Reported earnings	Without net gain on sale of securities	Net gain on securities	Reported earnings

	(amounts in thousands)			(amounts in thousands)
Other Operating Expense	$23,415	$--	$23,415	$21,004	$--	$21,004

Net Revenues	$49,576	$(46)	$49,530	$42,705	$5,212	$47,917

Net Earnings	$17,508	$(30)	$17,478	$14,071	$3,380	$17,451

Return on Beginning Equity	21.66%		21.62%	19.09%		23.68%
Return on Average Equity	21.34%		21.30%	18.59%		23.05%
Return on Average Assets	1.47%		1.47%	1.38%		1.71%
Efficiency Ratio	47.23%		47.27%	49.18%		43.83%
Operating Costs as % of Average assets	1.96%		1.96%	2.06%		2.06%
	Ratios Reconciliation For the Six Months Ended June 30,			Ratios Reconciliation For the Six Months Ended June 30,
	2005			2004
	Without settlement of robbery loss and net loss on sale of securities	Robbery loss and net loss on securities	Reported earnings	Without other-than-temporary impairment write-down and net gain on sale of securities	Impairment write-down and net gain on securities	Reported earnings

	(amounts in thousands)			(amounts in thousands)
Other Operating Expense	$46,712	$(2,600)	$44,112	$42,509	$--	$42,509

Net Revenues	$97,591	$(46)	$97,545	$85,350	$(1,088)	$84,262

Net Earnings	$33,497	$1,682	$35,179	$28,240	$(717)	$27,523

Return on Beginning Equity	21.28%		22.34%	19.81%		19.30%
Return on Average Equity	20.55%		21.58%	18.99%		18.51%
Return on Average Assets	1.45%		1.52%	1.41%		1.38%
Efficiency Ratio	47.87%		45.22%	49.81%		50.45%
Operating Costs as % of Average assets	2.02%		1.91%	2.13%		2.13%

We have presented ratios without the settlement of robbery loss, the other-than-temporary impairment write-down on investment securities and the net gain/loss on sale of securities to show shareholders the earnings from operations unaffected by the impact of these items. We believe this presentation allows the reader to more easily assess the results of the Company's operations and business.